Transfer Agency and Service Agreement

Between

First Trust Energy Income and Growth Fund

and

Computershare Trust Company, N.A. and

Computershare Inc.

THIS TRANSFER AGENCY AND SERVICE AGREEMENT, effective as of December 31, 2021 (“Effective Date”), is by and between First Trust Energy Income and Growth Fund, a Massachusetts business trust corporation, having its principal office and place of business at 120 E. Liberty Drive, Wheaton, IL 60187 (“Company”), and Computershare Inc., a Delaware corporation (“Computershare”), and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare, “Transfer Agent”), each having a principal office and place of business at 150 Royall Street, Canton, Massachusetts 02021.

WHEREAS, Company desires to appoint Trust Company as its sole transfer agent and registrar for the Shares, and administrator of any dividend reinvestment plan or direct stock purchase plan for Company, and Computershare as processor of all payments received or made by Company under this Agreement;

WHEREAS, Trust Company and Computershare will each separately provide specified services covered by this Agreement and, in addition, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and

WHEREAS, Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.          CERTAIN DEFINITIONS.

1.1 “Account” means the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

1.2 "Agreement" means this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.3 “DSPP” means direct stock purchase plan.

1.4 “Plans” means any dividend reinvestment plan, DSPP, or other investment programs administered by Trust Company for Company relating to the Shares, whether as of the Effective Date or at any time during the term of this Agreement.

1.5 “Services” means all services performed or made available by Transfer Agent pursuant to this Agreement.

1.6 “Share” means Company's common shares authorized by Company’s Articles of Incorporation, and other classes of Company’s shares to be designated by Company in writing and which Agent agrees to service under this Agreement.

1.7 "Shareholder" means a holder of record of Shares.

1.8 "Shareholder Data" means all information maintained on the records database of Transfer Agent concerning Shareholders.

2.          APPOINTMENT OF AGENT.

2.1 Appointments. Company hereby appoints Trust Company to act as sole transfer agent and registrar for all Shares and as administrator of Plans in accordance with the terms and conditions hereof and appoints Computershare as the service provider to Trust Company and as processor of all payments received or made by or on behalf of Company under this Agreement, and Trust Company and Computershare accept the respective appointments. Transfer Agent is engaged in an independent business and will perform its obligations under this Agreement as an agent of Company.

2.2 Documents. In connection with the appointments herein, Company has provided or will provide the following appointment and corporate authority documents to Transfer Agent:

(a)	Copies of resolutions appointing Trust Company as the transfer agent;
(b)	Specimens of all forms of outstanding Share certificates, in forms approved by the Board of Trustees of Company, with a certificate of the Secretary of Company as to such approval;
(c)	Specimens of the signatures of the officers of Company authorized to sign Share certificates and authorized to sign written instructions and requests;
(d)	An opinion of counsel for Company addressed to both Trust Company and Computershare with respect to the following:

(i) Company's organization and existence under the laws of its state of organization;

(ii) The status of all Shares of Company covered by the appointment under the Securities Act of 1933, as amended ("1933 Act"), and any other applicable federal or state statute, and

(iii) That all issued Shares are, and all unissued Shares will be, when issued, validly issued, fully paid and non-assessable; and

(e)	A certificate of Company as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options.
(f)	A completed Internal Revenue Service Form 2678; and
(g)	A completed Form W-8 or W-9, as applicable.

In addition, upon any future original issuance of Shares for which Agent will act as transfer agent hereunder, Company shall deliver an opinion of counsel for Company addressed to both Trust Company and Computershare stating that such Shares (i) have been issued as part of an offering that was registered under the 1933 Act and any other applicable federal or state statute, or that was exempt from such registration, and (ii) are duly authorized, validly issued, fully paid and non-assessable.

2.3 Records. Transfer Agent may adopt as part of its records all Shareholder lists, Share ledgers, records, books, and documents which have been employed by Company or any of its agents and which are certified to be true, authentic and complete. Transfer Agent shall keep records relating to the Services, in the form and manner it deems advisable. Transfer Agent agrees that all such records prepared or maintained by it relating to the Services are the property of Company and will be preserved, maintained and made available in accordance with the requirements of law, and will be surrendered promptly to Company in accordance with its request.

2.4 Shares. Company shall, if applicable, inform Transfer Agent as soon as reasonably practicable and, if possible, in advance as to (i) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any Share certificate of any legend restricting the transfer of such Shares, or the substitution for such certificate of a certificate without such legend; (ii) any authorized but unissued Shares reserved for specific purposes; (iii) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (iv) reserved Shares subject to option and the details of such reservation; (v) any Share split or Share dividend; (vi) any other relevant event or special instructions which may affect the Shares; and (vii) any bankruptcy, insolvency or other proceeding regarding Company affecting the enforcement of creditors' rights.

2.5 Certificates. To the extent Company issues Share certificates, Company shall provide Transfer Agent with (i) documentation required to print on demand Share certificates, or (ii) an appropriate supply of Share certificates which contain a signature panel for use by an authorized signor of Transfer Agent and state that such certificates are only valid after being countersigned and registered, whichever is applicable.

2.6 Company Responsibility. Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as Transfer Agent may reasonably require in order to carry out or perform its obligations under this Agreement.

3.          STANDARD SERVICES.

3.1 Share Services. Transfer Agent shall perform the Services set forth in the Fee and Service Schedule ("Fee and Service Schedule") attached hereto and incorporated herein. Further, Transfer Agent shall issue and record Shares as authorized, hold Shares in the appropriate Account, and effect transfers of Shares upon receipt of appropriate documentation.

3.2 Replacement Shares. Transfer Agent shall issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Transfer Agent of an open penalty surety bond satisfactory to it and holding it and Company harmless, absent notice to Transfer Agent that such certificates have been acquired by a bona fide purchaser. Transfer Agent may, at its option, issue replacement Shares for mutilated certificates upon presentation thereof without such indemnity. Transfer Agent may, at its sole option, accept indemnification from Company to issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond. Agent shall charge Shareholders an administrative fee for replacement of lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates. Agent may receive compensation, including in the form of commissions, for services provided in connection with surety programs offered to Shareholders.

3.3 Internet Services. Transfer Agent shall make available to Company and Shareholders, through www.computershare.com ("Web Site"), online access to certain Account and Shareholder information and certain transaction capabilities ("Internet Services"), subject to Transfer Agent's security procedures and the terms and conditions set forth herein and on the Web Site. Transfer Agent provides Internet Services "as is," on an "as available" basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

3.4 Proprietary Information. Company agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Company by Transfer Agent as part of the Services are under the control and ownership of Transfer Agent or a third party (including its affiliates) and constitutes copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information"). In no event shall Proprietary Information be deemed Shareholder Data. Company agrees that Proprietary Information is of substantial value to Transfer Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 11 of this Agreement. Company shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.4.

3.5 Third Party Content. Transfer Agent may obtain certain data included in the Services from third parties which were selected by Transfer Agent in good faith and in the absence of negligence or willful misconduct. Such third parties are solely responsible for the contents of such data and Company agrees to make no claim against Transfer Agent arising out of the contents of such data, including, but not limited to, the accuracy thereof. (For clarification, the limitation of this paragraph shall not be read to limit the liability of Transfer Agent for the action or inaction of any third party agent or subcontractor providing any of the Services on Transfer Agent's behalf in accordance with Section 14.1 of this Agreement.)

3.6 Lost Shareholders: In-Depth Shareholder Search.

(a)	Agent shall conduct such database searches to locate lost Shareholders as are required by Rule 17Ad-17 (“Rule 17Ad-17”) promulgated under the Securities Exchange Act of 1934, as amended (“1934 Act”), without charge to the Shareholder. If a new address is so obtained in a database search for a lost Shareholder, Agent shall conduct a verification mailing and update its records for such Shareholder accordingly.
(b)	Computershare may facilitate the performance of a more in-depth search for the purpose of (i) locating lost Shareholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying Shareholders who are deceased (or locating the deceased Shareholder’s estate representative, heirs or other party entitled to act with respect to such Shareholder’s Account (“Authorized Representative”)), and (iii) locating Shareholders whose Accounts contain an uncashed check older than 180 days and who have already received the required unresponsive payee notification under Rule 17Ad-17, in each case using the services of a locating service provider selected by Computershare (“Locating Service Provider”), which Locating Service Provider may be an affiliate of Computershare. Such Locating Service Provider may compensate Computershare for processing and other services that Computershare provides in connection with such in-depth search, including providing Computershare a portion of its service fees.
(c)	Upon locating any Shareholder (or such Shareholder’s Authorized Representative) pursuant to clause (b) above, the Locating Service Provider shall clearly identify to such Shareholder (or such Shareholder’s Authorized Representative) all assets held in such Shareholder’s Account. Such Locating Service Provider shall inform any such located Shareholders (or such Shareholder’s Authorized Representative) that such Shareholder (or such Shareholder’s Authorized Representative) may choose either (i) to contact Agent directly to obtain the assets in such Account, at no charge other than any applicable fees to replace lost certificates, if applicable, or (ii) to use the services of such Locating Service Provider for a processing fee, which may not exceed 20% of the asset value of such Shareholder’s property where the registered Shareholder is living, deceased, or not a natural person; provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction. If Company selects a locating service provider other than one selected by Computershare, then Agent shall not be responsible for the terms of any agreement between such provider and Company and additional fees may apply.
(d)	Pursuant to Section 2.7(c) of this Agreement, Company hereby authorizes and instructs Agent to provide to the Locating Service Provider:
(i)	aggregate Shareholder Data including number of projected eligible Accounts, value of projected eligible Accounts (includes sum of outstanding checks and value of Shares) in order for the Locating Service Provider to determine the feasibility of providing in-depth search services;
(ii)	upon determination by the Locating Service Provider that an in-depth Shareholder location program will be implemented and after notification of implementation to Company by Agent (including by e-mail):
(1)	a complete Shareholder file (from which the Locating Service Provider will eliminate those Accounts for which a search is still required by Rule 17Ad-17), and
(2)	preliminary escheatment files (used to block Accounts that may not be serviced under the program based on state unclaimed property laws); and
(iii)	view-only access (during the time a program is in place) to Shareholder Data for the limited purposes of verifying Account information and reconcilement for program eligible Accounts.

4.          PLAN SERVICES.

4.1 Trust Company shall perform all services under the Plans, as the administrator of such Plans, with the exception of payment processing for which Computershare has been appointed as agent by Company, and certain other services that Trust Company may subcontract to Computershare as permitted by applicable law (e.g., ministerial services).

4.2 To the extent Company does not have a DSPP as of the Effective Date, Company agrees that Trust Company may implement and administer a Trust Company-sponsored DSPP on behalf of Company for the Shares at any time during the term of this Agreement, upon providing prior written notice to Company. In consideration of Trust Company receiving service and transaction fees from the DSPP participants in connection with its administration of the DSPP, Agent shall not charge any fees to Company for such administration.

4.3 Agent shall act as agent for Shareholders pursuant to the Plans in accordance with the terms and conditions of such Plans.

5.          COMPUTERSHARE DIVIDEND DISBURSING AND PAYMENT SERVICES.

5.1 Declaration of Dividends. Company must provide Computershare with written notice from an Authorized Person of any declaration of a dividend. Computershare will initiate dividend payments to the extent Computershare receives sufficient funds from Company in advance of such initiation. The payment of such funds to Computershare for the purpose of being available for the payment of dividends from time to time is not intended by Company to confer any rights in such funds on Shareholders whether in trust, contract, or otherwise.

5.2 Stop Payments. Company hereby authorizes Computershare to stop payment of checks issued in payment of sales proceeds and of dividends, if applicable, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Computershare shall issue and deliver duplicate checks in replacement thereof, and Company shall indemnify Agent against any loss or damage resulting from reissuance of the checks.

5.3 Tax Withholding. Company hereby authorizes Computershare to deduct from all payments of sales proceeds and of dividends declared by Company and disbursed by Computershare to Shareholders, if applicable, the tax required to be withheld pursuant to Sections 1441, 1442, 1445, 1471 through 1474, and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary returns and payment of such tax to the relevant taxing authority. Company will provide withholding and reporting instructions to Computershare from time to time as relevant, and upon request of Computershare.

5.4 Plan Payments. If applicable, Company hereby authorizes Computershare to receive all payments made to Company (i.e., optional cash purchases) or Agent under the Plans and make all payments required to be made under such Plans, including all payments required to be made to Company. For optional cash purchases, in the event funds are unavailable for any reason (including, without limitation, due to a rejection or reversal of the payment), Computershare shall sell the Shares purchased and any gain thereon shall accrue to Computershare.

5.5 Bank Accounts. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Funds”) shall be held by Computershare as agent for Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Company. Until paid pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in: (a) obligations of, or guaranteed by, the United States of America; (b) commercial paper obligations rated A-1 or P-1 or better by Standard & Poor's Corporation (“S&P”) or Moody's Investors Service, Inc. (“Moody’s”), respectively; (c) AAA rated money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940; or (d) demand deposit accounts, short term certificates of deposit, bank repurchase agreements or bankers’ acceptances, of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to Company, any Shareholder or any other party.

6.          ADDITIONAL SERVICES. To the extent that Company elects to engage any entity other than Transfer Agent ("Vendor") to provide any additional services (e.g. plans, restricted stock, corporate actions, etc.), Company shall give Transfer Agent or its affiliates an opportunity to bid on such services upon the same terms and conditions as Vendor if reasonably practicable under the circumstances AND provided that there is no outstanding dispute between the parties under this Agreement. Company may in its sole discretion accept or reject any bid proposed by Transfer Agent for such services.

7.          FEES AND EXPENSES.

7.1 Fee and Service Schedules. Company agrees to pay Transfer Agent the fees and out-of-pocket expenses for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule, for the initial term of the Agreement (the "Initial Term"). At least sixty (60) days before the expiration of the Initial Term or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will negotiate in good faith and agree upon a new fee schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule.

7.2 Out of Proof Funds. If applicable, conversion funding required by any out of proof condition caused by a prior agent of Company shall be advanced to Transfer Agent upon discovery of such out of proof condition.

7.3 Invoices. Company agrees to pay all fees and reimbursable expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such dispute, Company must promptly notify Transfer Agent of such dispute and may only withhold that portion of the fee or expense subject to such dispute. Company shall settle such disputed amounts within five (5) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

7.4 Late Payments.

(a)    If any undisputed amount in an invoice of Transfer Agent (for fees or reimbursable expenses) is not paid within 30 days after receipt of such invoice, Transfer Agent may charge Company interest thereon (from the due date to the date of payment) at a monthly rate equal to one percent (1.0%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable law.

(b)    The failure by Company to (i) pay the undisputed portion of an invoice within 90 days after receipt of such invoice or (ii) timely pay the undisputed portions of two consecutive invoices shall constitute a material breach pursuant to Section 12.4 below. Transfer Agent shall provide Company with written notice (which may be via email) of such material breach within 60 days after the date of such invoice and Transfer Agent may terminate this Agreement for such material breach immediately if Company fails within 30 days of receipt of such notice to cure such breach.

7.5 Transaction Taxes. Company is responsible for all taxes, levies, duties, and assessments levied on Services purchased under this Agreement (collectively, “Transaction Taxes”). Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is registered to collect such Transaction Taxes. Computershare shall invoice Company for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of Services. Company shall pay such Transaction Taxes according to the terms in Section 7.3. Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare collects from Company. To the extent that Company provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Company, invoices issued for Services provided after Computershare’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes. Computershare is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare’s personnel, and taxes based on Computershare’s net income or gross revenues relating to Services.

8.          REPRESENTATIONS AND WARRANTIES.

8.1 Transfer Agent. Transfer Agent represents and warrants to Company that:

Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b) Compliance with Laws. The execution, delivery and performance of this Agreement by Transfer Agent has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Transfer Agent enforceable against Transfer Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Transfer Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Transfer Agent, (iii) Transfer Agent's incorporation documents or by-laws, or (iv) any material agreement to which Transfer Agent is a party . Transfer Agent is, and for the term of this Agreement shall remain, duly registered as a transfer agent under the Exchange Act.

8.2 Company. Company represents and warrants to Transfer Agent that:

(a)    Governance. It is a business trust duly organized, validly existing and in good standing under the laws of the State of Massachusetts, and it has full power, authority and legal right to enter into and perform this Agreement;

(b)    Compliance with Laws. The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Company, (iii) Company's Declaration of Trust or by-laws, (iv) any material agreement to which Company is a party , or (v) any applicable stock exchange rules; and

(c)    Securities Act of 1933. A registration statement under the 1933 Act has been filed and is currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act and state securities laws; Company will immediately notify Transfer Agent of any information to the contrary.

9.          INDEMNIFICATION AND LIMITATION OF LIABILITY.

9.1 Company Indemnity. Company shall indemnify and hold Transfer Agent harmless from and against, and Transfer Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, "Losses") arising out of or attributable to:

(a)           all actions of Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement provided such actions are taken in good faith and without negligence or willful misconduct or the breach of any representation or warranty of Transfer Agent hereunder;

(b)           Company's lack of good faith, negligence or willful misconduct, or the breach of any representation or warranty of Company hereunder;

(c)            The reliance on or use by Transfer Agent or its agents or subcontractors of any (i) information, records, data, and documents which have been prepared and/or maintained by Company or any other person or firm on behalf of Company, including any former transfer agent or registrar, and provided to Transfer Agent or its agents or subcontractors; (ii) document reasonably believed to be genuine and to have been signed by the proper person or persons, including Shareholders and their authorized agents or representatives (e.g. power of attorney); and (iii) electronic instructions from Company or Shareholders and their authorized agents or representatives (e.g. power of attorney) submitted through Internet Services or any other electronic means pursuant to security procedures established by Transfer Agent;

(d)           The negotiation and processing of all checks, including checks that are tendered to Transfer Agent for the purchase of Shares, provided such actions are taken in good faith and without negligence or willful misconduct; and

(e)           The recognition, acceptance, or processing by Transfer Agent of Share certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of Company, and the proper counter signature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar, provided such actions are taken in good faith and without negligence or willful misconduct.

9.2 Instructions. From time to time, Company may provide Transfer Agent with instructions concerning the Services. In addition, at any time Transfer Agent may apply to any officer of Company for instruction, and may consult with legal counsel for Transfer Agent or Company with respect to any matter arising in connection with the Services to be performed by Transfer Agent under this Agreement. Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company for any action taken or omitted by Transfer Agent in good faith in reliance upon any Company instructions or upon the advice or opinion of such counsel. Transfer Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company.

9.3 Transfer Agent Indemnification/Limitation of Liability. Transfer Agent shall be responsible for and shall indemnify and hold Company harmless from and against any and all Losses arising out of or attributable to: (a) Transfer Agent's refusal or failure to comply with the terms of this Agreement, (b) Transfer Agent's bad faith, negligence or willful misconduct, or (c) Transfer Agent's breach of any representation or warranty hereunder, in each case for which Transfer Agent is not entitled to indemnification under this Agreement; provided, however, that excluding Transfer Agent's bad faith and willful misconduct Transfer Agent's aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by Company to Transfer Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from Transfer Agent is being sought.

9.4 Notice. In order that the indemnification provisions contained in this Section 9 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party . The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party's prior written consent.

9.5 Limitation of Liability of Company. All parties hereto are expressly put on notice of Company's Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed on behalf of Company by Company's officers as officers and not individually and the obligations imposed upon Company by this Agreement are not binding upon any of Company's Trustees, officers or shareholders individually but are binding only upon the assets and property of Company, and persons dealing with Company must look solely to the assets of Company for the enforcement of any claims.

10.      DAMAGES. No party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

11.      CONFIDENTIALITY.

11.1 Definition. "Confidential Information" shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder Data (including any non-public information of such Shareholder), Proprietary Information, and the schedules, exhibits and other attachments to this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

11.2 Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party's prior consent. However, each party may disclose relevant aspects of the other party 's Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement such physical and other security measures and controls as are necessary to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 11.

11.3 Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Transfer Agent for Shareholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

11.4 Unauthorized Disclosure. As may be required by law and without limiting any party 's rights in respect of a breach of this Section 11, each party will promptly:

(a)    notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party ;

(b)    furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)    use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

11.5 Costs. Each party will bear the costs it incurs as a result of compliance with this Section 11.

12.      TERM AND TERMINATION.

12.1 Term. The Initial Term of this Agreement shall be two (2) years from the date first stated above unless terminated pursuant to the provisions of this Section 12. This Agreement will renew automatically from year to year (each a "Renewal Term"), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is in effect, or this Agreement is otherwise terminated pursuant to the provisions of Section 12 or Section 13 hereof.

12.2 Early Termination. Notwithstanding anything herein to the contrary, should Company terminate this Agreement prior to the expiration of the then current Initial or Renewal Term, for any reason, including but not limited to, its liquidation, acquisition, merger or restructuring, Company shall pay to Transfer Agent (a) the fees and expenses incurred as of the termination date, (b) additional fees accelerated through the end of, and including all months that would have remained in the Initial Term and a maximum of six months that would have remained in the Renewal Term, as applicable and (c) conversion costs and expenses in accordance with Section 12.3 of this Agreement. The fees set forth in Section 12.2(b) will be calculated using the rates, volumes, and Services in effect as of the termination date. If Company does not provide notice of early termination within the time period referenced in Section 12.1 of this Agreement, Transfer Agent shall make a good faith effort, but cannot guarantee, to convert the Company's records on the date requested by Company. This Section 12.2 shall not apply if Transfer Agent is terminated pursuant to Section 12.4 of this Agreement.

12.3 Costs and EXPENSES. In the event of the expiration or termination of this Agreement by either party, Company agrees to pay all costs and expenses associated with the movement of records, materials, and services to Company or the successor agent, including (a) all reasonable out-of-pocket costs and (b) a conversion fee of $5,000.00 for the standard conversion services listed on the attached Exhibit A to this Agreement. In the event any of the extended conversion services listed on Exhibit A are requested by Company, the fee for each extended conversion service will be $2,500.00.

12.4 Termination. This Agreement may be terminated in accordance with the following:

(a)    at any time by any party upon a material breach of a representation, covenant or term of this Agreement by any other party which is not cured within a period not to exceed thirty (30) days after the date of written notice thereof by one of the other parties; and

(b)    at any time by any party, in the event that during the term of this Agreement, a bankruptcy or insolvency proceeding is filed by or against any other party or a trustee or receiver is appointed for any substantial part of such other party's property (and in a case of involuntary bankruptcy, insolvency or receivership proceeding, there is entered an order for relief, or order appointing a receiver or some similar order or decree and the affected party does not succeed in having such order lifted or stayed within sixty (60) days from the date of its entry), or such other party makes an assignment of all or substantially all of its property for the benefit of creditors or ceases to conduct its operations in the normal course of business.

12.5 Termination Assistance. If this Agreement is terminated pursuant to the provisions of Section 12 or Section 13 hereof, Transfer Agent agrees to reasonably cooperate with Company or another service provider designated by Company in order to facilitate the transfer of records to Company or such other service provider.

13.      ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by Company or Transfer Agent without the written consent of the other; provided, however, that Transfer Agent may, without further consent of Company, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2- l promulgated under the Exchange Act.

14.      SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

14.1 Subcontractors. Transfer Agent may, without further consent of Company, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g. lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Transfer Agent shall be as fully responsible to Company for the acts and omissions of any subcontractor as it is for its own acts and omissions. Transfer Agent shall provide Company each year, upon request, and otherwise upon reasonable request, with a list of its unaffiliated subcontractors who have access to Company's Shareholder Data.

14.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Transfer Agent in connection with or make Transfer Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 14.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Transfer Agent selected such company, Transfer Agent exercised due care in selecting the same.

15.      MISCELLANEOUS.

15.1 Notices. Any notice or communication by Transfer Agent or Company to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first class mail, postage prepaid, to the other's address:

If to Company:	First Trust Energy Income and Growth Fund 120 E. Liberty Drive Wheaton, IL 60187 Attention: W. Scott Jardine

If to Agent:	Computershare Trust Company, N.A. 150 Royall Street Canton, MA 02021 Attn: General Counsel

15.2 No Expenditure of Funds. No provision of this Agreement shall require Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

15.3 Successors. All the covenants and provisions of this Agreement by or for the benefit of Company or Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

15.4 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Trustees of Company.

15.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15.6 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

15.7 Force Majeure. Agent will not be liable for any delay or failure in performance when such delay or failure arises from circumstances beyond its reasonable control, including without limitation acts of God, acts of government in its sovereign or contractual capacity, acts of public enemy or terrorists, acts of civil or military authority, war, riots, civil strife, terrorism, blockades, sabotage, rationing, embargoes, epidemics, pandemics, outbreaks of infectious diseases or any other public health crises, earthquakes, fire, flood, other natural disaster, quarantine or any other employee restrictions, power shortages or failures, utility or communication failure or delays, labor disputes, strikes, or shortages, supply shortages, equipment failures, or software malfunctions.

15.8 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Transfer Agent, Company and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

15.9 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

15.10 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.11 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

15.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

15.13 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

15.14 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

15.15 Waiver. No term or provision hereof shall be deemed waived and no breach hereof shall be deemed consented to, unless such waiver or consent, as the case may be, is express and in writing signed by the party claimed to have waived or consented. No such waiver shall constitute a waiver of any other term or provision hereof, and no such consent shall constitute a consent to any other breach hereof.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the Effective Date.

Computershare Inc. and Computershare Trust Company, N. A. On Behalf of Both Entities:		First Trust Energy Income and Growth Fund
By:	/s/ Rachel Fisher	By:	/s/ Donald P. Swade
Name:	Rachel Fisher	Name:	Donald P. Swade
Title:	Sr. Contract Negotiation Specialist	Title:	CFO and Treasurer

[SIGNATURE PAGE TO TRANSFER AGENCY AND SERVICE AGREEMENT]

Exhibit A

Standard and Extended Conversion Services

Termination Phase	Standard Services. $5,000.00 Minimum Fee Per Termination	Extended Services. $2,500.00 for each of the individual Services listed below.
Test of Conversion Services	• Not applicable

•       Test full audit extracts files (which are either transmitted to the agent or copied on to a protected CD); test Full Registered List, all classes Opened and/or Closed

•       Additional test audit extracts (includes all shareholder details. Control totals & codes sent w/extracts)

•       Test separate exchange lists for each class

•       Test certificate stop list

•       Test certificate legend list

•       Test RPO accounts

•       Test full transactions lists

•       Test ACH debit list including plan shares and reinvestment code

•       Test ACH credit list and secondary address list

Final Conversion Services

•       Full audit extracts

•       Full registered list opened and closed

•       Certificate stop list

•       Certificate legend list

•       RPO accounts

•       End of year tax report*

•       Parallel processing for up to 4 days

•       Communications with new agent as applicable

•       Separate exchange lists for each class

•       Full transactions list

•       ACH Debit including plan shares and reinvestment code*

•       ACH Credit list and secondary address list*

•       1099D detailed report*

•       1042S detailed report*

•       Parallel processing for more than 4 days (each additional day is considered one extended service)

Post Conversion Services	• Certification letter • Due Diligence statement • 3 months post conversion • Check extract files • Check reports • Check reports and extracts to CDs • Communications with new agent as applicable	• Not applicable

* Not applicable to terminations for non-dividend payers.